EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:           11:00 a.m. November 5, 2026

United Bancorp, Inc. Reports 2026 Third Quarter and Nine-Month Earnings Performance

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.25 and net income of $1,401,000 for the three months ended September 30, 2026. For the first nine months of the current year, UBCP reported diluted earnings per share of $0.94 and net income of $5,407,000.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “During the three-month period ended September 30, 2026, we were impacted by a one-time event that caused earnings to perform below our typical expectations. For the most recently ended quarter, United Bancorp, Inc. (UBCP) produced net income and diluted earnings per share of $1,401,000 and $0.25, respectively. Each are decreases on both a year-over-year and sequential-quarter basis. For the first nine months of 2026, our Company produced net income and diluted earnings per share of $5,407,000 and $0.94. Once again, and due to the one-time event experienced during the most recently ended quarter, these metrics are both lower than the levels achieved the previous year during the same timeframe for each. In the third quarter of 2026, UBCP recognized a charge-off of a commercial credit to a single borrower in the amount of $2,953,000, which led to a provision for credit loss expense for the quarter of $2,421,000. Year-over-year, this provision for credit loss expense was an increase of $2,235,000 and directly led to our under-performance this past quarter.” Greenwood continued, “For the quarter ended September 30, 2026 and on a more “normalized” basis excluding this event, our Company’s Pre-Provision Net Revenue (PPNR) (A non-GAAP measure consisting of net interest income and noninterest income less noninterest expense) totaled $3,490,000 (including a net realized gain on the sale of available securities of $560,000), which was an increase of $1,393,000 over the PPNR achieved in the third quarter of last year. Fundamentally and exclusive of the one-time loan charge off experienced this most recent quarter, we are very satisfied with the level at which UBCP is presently performing and firmly believe that the initiatives our Company has undertaken in the last two years are paying off. We are encouraged by how the investment in our infrastructure and growth is developing in accordance with our visions and projections and firmly believe that we will see the full potential thereof over the course of the next twelve to twenty-four months. This positive performance should lead to a higher level of earnings and help ensure the relevancy of UBCP for many years to come.”

Greenwood further remarked, “Many thought that the economic uncertainty with which our country has been dealing for the past several years was finally going to be behind us in 2026. As we entered 2026, forecasts called for solid economic growth as the impact of the tariffs implemented last year was thought to also be behind us and the anticipated increase in tax refund payouts under our new tax policy were anticipated to fuel consumption and growth, driving our Gross Domestic Product (GDP) higher to levels rarely seen. In addition, forecasts for interest rates projected two to three cuts for the fed funds target rate, which would align our country’s monetary policy with a more neutral position. Instead of the rate cuts that many anticipated this year, this past quarter the Federal Open Market Committee (FOMC) of the Federal Reserve Bank tightened monetary policy by increasing the target for the federal funds rate by twenty-five (25) basis points to help curb inflation, which has proven to be more ingrained within our economy than previously anticipated. In addition, economic activity remains somewhat restrained by the global uncertainties that have persisted throughout the course of the current year. Even with these challenges, our Company was able to achieve solid growth in its balance sheet for the nine-months ended September 30, 2026. Year-over-year, total assets gross of accumulated other comprehensive loss increased by $47.8 million, or 5.5%, to a level of $923.2 million. For the first time in our Company’s history, our assets surpassed the $900.0 million threshold! This increase in total assets gross of accumulated other comprehensive loss is primarily attributed to year-over-year increases in gross loans by $7.3 million (to a level of $503.9 million), bank owned life insurance by $18.7 million (to a level of $38.9 million) and cash and due from Federal Reserve Bank of $24.7 million (to a level of $70.2 million). Overall, the increase in the level of interest earning assets on our balance sheet in the first nine months of this year--- along with our loans outstanding continuing to reprice at higher rates--- helped our Company achieve an increase in the total interest income that it generated by $337,000, or 1.1%, over the level achieved during the same timeframe last year.”

Greenwood continued, “Driving the increase in our Company’s total assets as of September 30, 2026 was the growth that we experienced in our total deposits. Year-over-year, total deposits grew by $77.3 million, or 12.0%, to a level of $722.5 million. Much of this increase in our total deposits came from growth in our lower-cost funding--- consisting of noninterest bearing demand, interest bearing demand and savings--- with balances increasing by $55.8 million, or 12.2%, to a level of $511.9 million (which is 70.9% of total deposits). In addition, higher-cost time deposits increased by $21.5 million, or 11.4%, to a level of $210.6 million (which is 29.1% of total deposits). Remarkably, even with this increase in the total deposits of our Company, total interest expense as of September 30, 2026 decreased by ($605,000), or (5.4%), and our interest expense to average assets decreased by seventeen basis points (17bps) on a year-over-year basis to a level of 1.63%. This decrease in total interest expense can be attributed to our Company’s aforementioned attraction of lower-cost deposits… along with the continued downward repricing of our core deposits and the maturity of a $20.0 million Federal Home Loan Bank (FHLB) Advance in the first quarter of this year on which we were paying a rate of 4.39%.”

Greenwood further stated, “With the year-over-year increase in total interest income and decrease in total interest expense, UBCP was able to continue the trend of having increasing net interest income and an expanding net interest margin. For the first nine months of 2026, net interest income increased by $942,000, or 4.8%, and the net interest margin increased by eighteen basis points (18bps) to a level of 3.84%, both year-over-year. We anticipate the increasing trends of our Company’s net interest income and net interest margin to continue over the remainder of 2026; especially, considering that our Company is currently seeing stronger demand for loan products and we anticipate redeploying funds currently parked in lower-yielding overnight investments into higher-yielding loan products in the upcoming quarter.”

Lastly, Greenwood stated, “Relating to the credit-quality metrics for our Company, we saw an improvement relating thereto this quarter. At quarter-end, September 30, 2026, our Company’s nonaccrual loans and loans past due thirty-plus days totaled $2.9 million (or, 0.57% of gross loans), which was a decrease of $266,000 year-over-year. More noteworthy, on a linked-quarter basis, our level of nonaccrual loans and loans past due thirty-plus days decreased significantly due to the aforementioned single-relationship commercial credit that was charged off during the most recent quarter. Sequentially, this metric on an inter-quarter basis declined by $4.0 million, or 58.0%, from a level of $6.9 million. In addition, our delinquency trends remain near historic lows with loans past due thirty plus days at a level of $736,000 or 0.15% of gross loans. This compares very favorably with our peer. Accordingly, we believe that our overall credit quality is sound at present. We have dealt with an issue that related to a single borrowing relationship, which is not indicative of the overall quality of our loan portfolio.” Greenwood ended by stating, “Our Company remains very well capitalized by regulatory standards with regulatory capital (stockholders’ equity plus accumulated other comprehensive loss) of $76.0 million, or 8.7% of average assets, which is an increase of $931,000 million, or 1.2%, year-over-year.”

Scott A. Everson, Chairman, President and CEO stated, “With our committed and long-term focus of growing our balance sheet in a profitable fashion by investing in the infrastructure of our Company, we are very pleased with the “core” financial results that we have achieved in the current year as of September 30, 2026. In addition, we are very satisfied with the progress that we are making on the execution of our plan relating to our investment in infrastructural improvements that will help ensure our relevancy for many years to come and help us achieve our vision of becoming a community financial institution with assets of $1.0 billion or greater in the very near term.” Everson continued, “As I have previously mentioned, we opened our newest banking center… a regional hub… in the appealing market of Wheeling, West Virginia, on December 9, 2025. This office has been very well received by this vibrant market and has exceeded our performance expectations during the first nine months of operation. A lot of the growth in our depository base can be attributed to this new office. We firmly believe that within five years, this new banking center will be a top performer for United Bancorp, Inc. (UBCP).”

Everson also stated, “Relating to other infrastructural investments that we have undertaken within the past year or two, our Company’s Unified Mortgage Division continues to contribute meaningfully to fee income. As we focus on further scaling this function with the addition of mortgage loan originators--- and, considering the positive operating leverage that presently exists within this developing division--- we strongly believe that Unified Mortgage will continue to produce increasingly positive results and become more lucrative for our Company. Unified Mortgage is definitely becoming a known entity amongst the realtors within the markets that we serve. We also continue to invest in and develop our Treasury Management capabilities that help our small business customers with cash management, merchant services and payments. This function not only generates fee income for United Bancorp, Inc. (UBCP); but, also is a key driver of low or no cost deposits and strengthens relationship depth with our commercial customers. No doubt, both of these areas contributed to the increasing levels of noninterest income that we generated during the first nine months of this year--- with the latter also contributing to the growth in our low-cost deposits, which helped lead to the increase in deposit totals and decrease in our interest expense level as of September 30, 2026.”

Everson continued, “Over the course of 2025 and into the current year, we have and continue to make a tremendous investment in technology. With our enhanced technological product offering, we now have more customers than ever utilizing our consumer and commercial online and mobile platforms and benefitting from these advanced solutions that we offer… which has and will continue to lead to more relationship building and revenue generating opportunities for UBCP. Importantly, we have begun developing and are soon to implement an AI solution designed to help us better serve customers by answering inquiries more efficiently and effectively… guiding customers to the best financial solutions and supporting a more modern, customer-centric approach to delivery. To further supplement this aforementioned AI solution, we are presently in the process of implementing a system specializing in omnichannel account opening, that will allow our Company to fully digitize the account opening process through online, mobile and in-branch platforms… enabling customers, both business and consumer, to open all deposit accounts and most services in person and virtually. These enhanced systems will be housed in our soon-to-open Unified Center (which is located in St. Clairsville, Ohio) and will help support our Unified Care Center that will also be housed at this facility. The Unified Care Center will centralize the customer service function of our Company with team members that are highly skilled and more capable of providing a complete and satisfying “Unified Experience” to customers from any technology platform… via a live video interface. In addition, the Unified Care Center will have a “sales oriented” function, which is anticipated to lead to additional business for our Company by routing inbound banking inquiries and requests from any banking channel to our Unified Care Center, for “in person” consultations with our skilled team members. By having a centralized customer support function staffed with skilled sales and service professionals who are truly “subject matter experts,” we believe that we will be able to more effectively and efficiently attract, develop and retain customer relationships with more productive on-boarding and cross-selling practices--- which is anticipated to lead to a higher level of customer satisfaction and overall profitability for UBCP. Being a monumental undertaking that will be transformative for our Company, we anticipate that we will begin rolling-out these new technology and support functions by the end of the first quarter of 2027. Ultimately, as this function fully develops, we believe that the Unified Care Center has the potential to become a bona-fide “digital bank” for our Company, which will more readily support our growth and profitability objectives in the coming years!”

Everson further stated, “As always, our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing the value of their investment and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded. In the third quarter of this year, UBCP paid a regular cash dividend at a level of $0.1975, an increase of $0.01, or 5.3%, over the regular cash dividend paid in the third quarter of the previous year. Year-to-date, our Company paid total cash dividends of $0.7600, which includes a special cash dividend of $0.1750 paid in the first quarter. At the third quarter dividend payout level, the forward yield produced by our regular cash dividend is 5.3% and, inclusive of the special dividend, the forward yield is 6.5%, considering our quarter-ending fair market value as of September 30, 2026 of $14.79. On a year-over-year basis, the fair market value of our Company’s stock increased by $0.81 or 5.8%.”

Lastly, Everson concluded, “As you can see, we are currently heavily investing in the infrastructure of our Company to set the stage for future growth and ensure that UBCP remains relevant in the ever-more competitive financial services industry. We firmly believe that within the next twelve to twenty-four months, we will see a solid return on these investments that we have made and are currently implementing to improve our operations and delivery. Even though such expenditures do have a dilutive impact on the earnings that we produce in the short-term, we are starting to see a payoff on these investments as our Pre-Provision Net Revenue has increased somewhat significantly on a year-over-year basis. Even though we had a one-off credit event that impacted earnings for the most recently ended quarter, we firmly believe this event was an anomaly and are truly encouraged by our Company’s increasing “core” earnings and balance sheet growth in the first nine months of 2026. We anticipate these positive “core” trends will continue for the remainder of the current year. We are truly excited about UBCP’s direction and the potential that it brings. With an ongoing focus on continual process improvement, product development and delivery, we strongly believe that the future for our Company is exceedingly bright.”

As of September 30, 2026, United Bancorp, Inc. has total assets of $899.3 million and total shareholders’ equity of $52.1 million. Through its single bank charter, Unified Bank, the Company currently has nineteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Ohio and Marshall Counties in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. ("UBCP")

	For the Three Months Ended September 30,		%	$
	2026	2025	Change	Change
Earnings
Interest income on loans	$7,597,806	$7,599,055	-0.02%	$(1,249)
Loan fees	254,305	160,873	58.08%	$93,432
Interest income on securities	2,826,597	2,875,206	-1.69%	$(48,609)
Total interest income	10,678,708	10,635,134	0.41%	$43,574
Total interest expense	3,680,374	3,905,674	-5.77%	$(225,300)
Net interest income	6,998,334	6,729,460	4.00%	$268,874
Provision for credit losses - loans	2,421,721	186,000	1202.00%	$2,235,721
Provision for credit losses - off balance sheet commitments	-	-	N/A	$-
Provision for Credit Loss Expense	2,421,721	186,000	1202.00%	$2,235,721
Net interest income after provision for credit losses	4,576,613	6,543,460	-30.06%	$(1,966,847)
Service charges on deposit accounts	886,859	856,758	3.51%	$30,101
Net realized gains on sale of loans	244,485	117,809	107.53%	$126,676
Net realized gains on sale of available-for-sale securities	559,939	-	N/A	$559,939
Other noninterest income	612,164	373,218	64.02%	$238,946
Total noninterest income	2,303,447	1,347,785	70.91%	$955,662
Total noninterest expense	5,811,930	5,980,591	-2.82%	$(168,661)
Earnings before taxes	1,068,130	1,910,654	-44.10%	$(842,524)
Income tax benefit	(333,841)	(20,387)	1537.52%	$(313,454)
Net income	$1,401,971	$1,931,041	-27.40%	$(529,070)

Per share
Earnings per common share - Basic	$0.25	$0.34	-26.47%
Earnings per common share - Diluted	0.25	0.34	-26.47%
Cash Dividends paid	0.1975	0.1875	5.33%
Annualized yield based on quarter end close	5.34%	5.36%	N/A

Shares Outstanding
Average - Basic	5,446,769	5,486,221	--------
Average - Diluted	5,446,769	5,486,221	--------
Common stock, shares issued	6,253,141	6,203,141	--------
Shares used for Book Value Computation	5,922,889	5,956,278
Shares held as treasury stock	323,602	246,863	--------

	For the Nine Months Ended September 30,		%	$
	2026	2025	Change	Change
Earnings
Interest income on loans	$22,370,855	$22,109,536	1.18%	$261,319
Loan fees	881,161	658,156	33.88%	$223,005
Interest income on securities	7,973,549	8,120,975	-1.82%	$(147,426)
Total interest income	31,225,565	30,888,667	1.09%	$336,898
Total interest expense	10,712,223	11,317,143	-5.35%	$(604,920)
Net interest income	20,513,342	19,571,524	4.81%	$941,818
Provision for credit losses - loans	2,577,721	488,000	428.22%	$2,089,721
(Credit) Provision for credit losses - off balance sheet commitments	-	-	N/A	$-
Provision for Credit Loss Expense	2,577,721	488,000	428.22%	$2,089,721
Net interest income after provision for credit losses	17,935,621	19,083,524	-6.02%	$(1,147,903)
Service charges on deposit accounts	2,525,840	2,391,061	5.64%	$134,779
Net realized gains on sale of loans	573,484	342,893	67.25%	$230,591
Net realized gains on sale of available-for-sale securities	559,939	143,625	289.86%	$416,314
Other noninterest income	1,686,651	1,141,079	47.81%	$545,572
Total noninterest income	5,345,914	4,018,658	33.03%	$1,327,256
Total noninterest expense	18,401,855	17,408,848	5.70%	$993,007
Earnings before income taxes	4,879,680	5,693,334	-14.29%	$(813,654)
Income tax benefit	(527,846)	(24,093)	2090.87%	$(503,753)
Net income	$5,407,526	$5,717,427	-5.42%	$(309,901)
Per share
Earnings per common share - Basic	$0.94	$0.99	-5.05%
Earnings per common share - Diluted	0.94	0.99	-5.05%
Cash dividends paid	0.7600	0.7300	4.11%
Shares Outstanding
Average - Basic	5,473,232	5,494,172	--------
Average - Diluted	5,473,232	5,494,172	--------
At quarter end
Total assets net of accumulated other comprehesive loss	$899,335,601	$866,755,858	2.43%	$21,363,705
Accumulated other comprehensive loss, net	23,845,341	8,067,820	533.52%	$20,081,377
Total assets gross of accumulated other comprehesive loss	923,180,942	874,823,678	4.70%	$41,445,082
Total assets (average)	875,421,000	839,519,000	4.28%	$35,902,000
Other real estate and repossessions	3,652,899	3,275,530	11.52%	$377,369
Gross loans	503,884,652	496,536,989	1.48%	$7,347,663
Allowance for credit losses	3,762,825	4,302,545	-12.54%	$(539,720)
Net loans	500,121,827	492,234,444	1.60%	$7,887,383
Net loans (charge offs)	(2,985,962)	(137,314)	2074.55%	$(2,848,648)
Net overdrafts (charge offs)	(90,244)	(74,445)	21.22%	$(15,799)
Total net (charge offs)	(3,076,206)	(211,759)	1352.69%	$(2,864,447)
Non-accrual loans	2,144,021	2,437,164	-12.03%	$(293,143)
Loans past due 30+ days (excludes non accrual loans)	736,120	708,906	3.84%	$27,214
Average loans	500,934,000	497,276,000	0.74%	$3,658,000
Cash and due from Federal Reserve Bank	70,247,887	45,562,139	54.18%	$24,685,748
Average cash and due from Federal Reserve Bank	46,650,000	41,253,000	13.08%	$5,397,000
Securities and other restricted stock- Amortized Cost	256,888,206	267,970,098	-4.14%	$(11,081,892)
Accumulated other comprehensive loss, gross	(29,999,777)	(10,214,107)	193.71%	$(19,785,670)
Securities and other restricted stock- Fair Value	226,888,429	257,755,991	-11.98%	$(30,867,562)
Average securities and other restricted stock	236,844,000	237,724,000	-0.37%	$(880,000)
Bank owned life insurance	38,855,521	20,155,073	92.78%	$18,700,448
Average total deposits	680,616,000	632,138,000	7.67%	$48,478,000
Total deposits	722,457,830	645,193,065	11.98%	$77,264,765
Non interest bearing demand	164,034,955	156,286,567	4.96%	$7,748,388
Interest bearing demand	217,653,268	176,556,780	23.28%	$41,096,488
Savings	130,162,455	123,219,866	5.63%	$6,942,589
Time	210,607,152	189,129,852	11.36%	$21,477,300
Advances from the Federal Home Loan Bank	55,000,000	75,000,000	-26.67%	$(20,000,000)
Term advances	55,000,000	75,000,000	-26.67%	$(20,000,000)
Subordinated debt (net of unamortized issuance costs)	23,954,126	23,893,250	0.25%	$60,876
Securities sold under agreements to repurchase	35,756,600	45,513,694	-21.44%	$(9,757,094)
Shareholders' equity	52,142,069	66,470,103	-21.56%	$(14,328,034)
Common Stock, Additional Paid in Capital	33,840,409	33,104,868	2.22%	$735,541
Retained Earnings	49,454,356	47,670,469	3.74%	$1,783,887
Share held by Deferred Plan and Treasury Stock	(7,307,355)	(5,719,174)	27.77%	$(1,588,181)
Accumulated other comprehensive loss, net of tax benefits	(23,845,341)	(8,586,060)	177.72%	$(15,259,281)
Goodwill and intangible assets (impact on Shareholders' equity)	682,493	692,293	-1.42%	$(9,800)
Tangible shareholders' equity	51,459,576	65,777,810	-21.77%	$(14,318,234)
Shareholders' equity (average)	67,053,000	61,089,000	9.76%	$5,964,000
Stock data
Market value - last close (end of period)	$14.79	$13.98	5.79%
Dividend payout ratio (without special dividend)	62.23%	56.06%	11.01%
Book value (end of period)	8.80	11.16	-21.15%
Tangible book value	8.69	11.04	-21.29%
Market price to book value	168.07%	125.27%	34.17%
Market price to tangible book value	170.20%	126.63%	34.40%
Key performance ratios
Return on average assets (ROA)	0.82%	0.91%	-0.08%
Return on average equity (ROE)	10.75%	12.48%	-1.73%
Net interest margin (federal tax equivalent)	3.84%	3.66%	0.18%
Interest expense to average assets	1.63%	1.80%	-0.17%
Total allowance for credit losses to nonaccrual loans	175.50%	176.54%	-1.04%
Total allowance for credit losses to total loans	0.75%	0.87%	-0.12%
Net charge-offs to average loans	-0.61%	-0.04%	-0.57%
Nonaccrual loans and OREO to total assets	0.64%	0.65%	-0.01%
Equity to assets at period end	5.80%	7.57%	-1.77%

	For the Three Months Ended September 30,		%	$
	2026	2025	Change	Change
Pre Provision Net Revenue("PPNR")
Net Interest Income	$6,998,334	$6,729,460	4.00%	$268,874
Total noninterest income	2,303,447	1,347,785	70.91%	$955,662
Total revenue	9,301,781	8,077,245	15.16%	$1,224,536
Less: non interest expense	5,811,930	5,980,591	-2.82%	$(168,661)

PPNR (Non-GAAP)	3,489,851	2,096,654	66.45%	$1,393,197

Total gross of accumuated other comprehensive loss

Total assets	$899,335,601	$866,755,858	3.76%	$32,579,743
Accumulated other comprehensive loss, net	23,845,341	8,586,060	177.72%	$15,259,281
Total assets gross of accumulated other comprehesive loss	923,180,942	875,341,918	5.47%	$47,839,024